EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (the “Agreement”) is made as of November 9th, 2012, and amended March 29, 2013, by and between VII Peaks-KBR Co-Optivist Income BDC II, Inc., a Maryland corporation (the “Company”) and VII Peaks-KBR BDC Advisor II, LLC, a Delaware limited liability company (the “Advisor”).

The Company was formed on August 3, 2011, is an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Company and the Advisor have determined that it is in the best interests of the Company to formalize the Agreement for the Advisor and its affiliates to reimburse the Company or certain U.S. GAAP compliant operating and offering expenses recognized on the quarterly financial statements of the Company. This will include certain operating and offering expenses from the timeframe of the Company inception forward.

WHEREAS, the Company and the Advisor have determined that it is in the best interests of the Company to include in the Agreement a “Right of Offset” for the Advisor.

NOW, THEREFORE, the parties hereby agree as follows:

1. Advisor Payments to the Company and Right of Offset

(a)	The Advisor and its affiliates will reimburse the Company for all U.S. GAAP compliant operating and offering expenses recognized on the quarterly financial statements. This will include all operating and offering expenses from the timeframe of the Company inception of August 3, 2011 through December 31, 2012.
(b)	Commencing with the quarter ending March 31, 2013, the Advisor and its affiliates will reimburse the Company for all U.S. GAAP compliant operating and offering expenses recognized on the quarterly financial statements excluding the management fee due to the Advisor by the Company.
(c)	Commencing in the quarter when the Company reaches its minimum offering requirement, the Company will recognize a receivable from the Advisor on the Company’s books, in an amount equal to the retro-active operating and offering expenses since the Company inception. The Advisor will recognize a liability on its books in the same amount.
(d)	The Advisor and the Company agree to allow the other party to offset the related receivables from and payables to each other resulting in a net receivable/payable position.
(e)	Going forward following the Company reaching its minimum offering requirement, the Advisor’s obligation to make a reimbursement shall automatically become a liability of the Advisor and an asset of the Company on the last business day of each quarter. The liability of the Advisor will be paid to the Company in any combination of cash or other immediately available funds, and/or offsets against amounts otherwise due from the Company to the Advisor. No payment will be made by the Advisor if the Company payable to the Advisor exceeds the Company receivable from the Advisor.
(f)	Any payment due and payable to the Company will be paid by the Advisor in the subsequent quarter.

2. Effective Period of Agreement

The Agreement will continue until such time that the Advisor and Company mutually agree that the Company is financially self-supporting, but no later than three years from the August, 2011 retroactive date of this agreement.